Exhibit 99.1

FOR IMMEDIATE RELEASE

Former Ducati Executive to Join Hybrid Dynamics’ Management Team

Management Expansion Seen as Key to Company’s Strategy and Growth

June 25, 2008 - AMERICAN FORK, Utah--(BUSINESS WIRE)--Hybrid Dynamics Corporation (“Hybrid”) (OTCBB:HBDY - News) today announced that Steven Radt, former Director of Sales Planning and Operations for Ducati North America will join the Company’s Board of Directors and has assumed the positions of chief Executive Officer and Treasurer.  Mr. Radt’s sales, marketing and operational expertise, forged from ten years at Ducati and 14 in the automotive and motorcycle industry is expected to make an immediate impact on the Company’s strategy and direction.

As Director of Sales Planning and Operations, Radt was responsible for Ducati’s motorcycle sales and logistics which included all motorcycle production and product planning, management of the company’s relationship with GE Commercial and Retail Finance as well as the development of wholesale and retail sales incentive programs.  Under his leadership, unit sales grew 120% from 2003 to 2007 and motorcycle revenue more than doubled from $60 million to over $140 million.   In 2007, Ducati’s world-wide revenue reached nearly EU 400 million (approximately USD $630 million), a 30.4% increase over 2006 due in large part to the success  Steven helped to achieve in North America.

In addition to his last position at Ducati, Radt also served as Sales Operations Manager, Areas Sales Manager and Sales Logistics Manager during his tenure.  Previous to Ducati, Steven was employed as an engineer for Milliken Research Associates, a company specializing in vehicle dynamics with client such as Chrysler, Nissan and the NHTSA.  He received his Bachelor of Science degree in Mechanical Engineering from the LC Smith College of Engineering at Syracuse University where he also was an NCAA Division I assistant coach.

Commenting on the direction of the Company Radt said “the motorcycle division is rapidly taking on a life of its own and is close to commercialization. That said, I want to make it clear to the investment community that Hybrid Dynamics remains a transportation company and we are committed to hybrid vehicle production, which we expect to achieve through strategic partnerships with companies that already have mature, advanced technology.”

Also, it was announced that Mark Klein, the President of the Company’s recently acquired subsidiary, Delaware American Motors, Inc., has also joined the Company’s Board of Directors and has assumed the positions of President and Secretary.

In addition, the Company has announced it has accepted the resignations of Leonard DuCharme, Paul Ressler and Darren Jensen.  In light of the new direction of the company, specifically the concentration on the motorcycle division, the former management team is leaving to pursue other interests.

About Hybrid Dynamics Corporation

Hybrid Dynamics will design, develop and distribute a line of environmentally sound, sustainably-engineered personal transportation products.  With enhanced design aesthetics and superior quality of components, it is positioned at a premium to the market. Currently, the Company’s development is focused on two wheel transportation.  The products that are currently under development are a pure electric scooter, internal combustion powered scooter and a range extended, two wheeled electric vehicle (Series Hybrid).  Through its recent acquisition of Delaware American Motors, the Company has also entered the high-end motorcycle market.  Hybrid’s strategy is to become a branded leader in the two-wheel transportation market through innovative design and advanced engineering.  For more information on the Company, please visit www.hybriddynamics.com and www.dammotorcycles.com.

FORWARD LOOKING STATEMENTS

This release contains certain “forward-looking statements” relating to the business of Hybrid and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, and concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Hybrid is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.